Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 7, 2013, with respect to the consolidated financial statements and internal control over financial reporting of Asset Acceptance Capital Corp. included in the Current Report of Encore Capital Group, Inc. on Form 8-K filed June 17, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Encore Capital Group, Inc. on Forms S-3 (File Nos. 333-130362 and 333-1677074), Form S-4 (File No. 333-187581) and Forms S-8 (File Nos. 333-125340, 333-125341, 333-125342 and 333-160042).

/s/ Grant Thornton LLP

Southfield, Michigan

June 17, 2013